Exhibit 99.1

Tivic Health Reports First Quarter 2022 Financial Results

77% year-over-year growth in unit sales direct-to-consumer; 219% increase in gross profit.

SAN FRANCISCO, CA — May 16, 2022 – Tivic Health® Systems, Inc. (“Tivic Health”, Nasdaq: TIVC), a commercial-phase health technology company that develops and commercializes bioelectronic medicine, today announced its financial results for the quarter ended March 31, 2022.

“I am pleased that our strategy to grow direct-to-consumer sales is driving both our revenue growth and increased gross margins. Increasing sales through direct-to-consumer channels is the first cornerstone in the strategic plan laid out by the company as part of its IPO last November,” commented Jennifer Ernst, Tivic Health’s CEO. “With a growing volume of unit sales and strong customer reviews, we believe we are building confidence among consumers and health care professionals for our bioelectronic platform used in the treatment of sinus pain and congestion.”

First Quarter 2022 Financial Highlights Compared to First Quarter 2021

•	33% increase in net revenue
•	219% increase in gross profit on 28% growth in overall unit sales
•	77% growth in unit sales through direct-to-consumer channels

•	Tivic Health featured in the ABC News Report: “New Bioelectronic Technologies Could Signal the Future of Medicine.”
•	ClearUP Sinus Pain Relief named best sinus pain relief solution of 2021 by Global Health & Pharma Magazine.

First Quarter 2022 Financial Review

Net revenue for the first quarter 2022 was $428 thousand, an increase of $105 thousand (or 33%) compared to $323 thousand in the same period 2021, primarily due to increased unit sales of 28% and termination of less profitable retail distribution arrangements.

Cost of sales for the first quarter 2022 was $358 thousand, an increase of $57 thousand (or 19%) compared to $301 thousand in the same period 2021. The period over period increase was primarily due to the increase in unit sales of 28%.

Gross profit for the first quarter 2022 was $70 thousand, an increase of $48 thousand (or 219%) compared to $22 thousand in the same period 2021. The increase was primarily due to a higher percentage of sales through distribution channels with higher margins, and termination of low-margin “product discovery” contracts entered into in 2020. The increase was partially offset by the effect of the ongoing global supply chain concerns impacting component, materials and shipping costs.

Sales and marketing expenses were $684 thousand for the first quarter 2022, compared to $300 thousand in the same period 2021. The increase of $384 thousand was due primarily to expansion of our sales and marketing efforts, including (i) expanding advertising reach; (ii) growing our social media presence; (iii) upgrading and optimizing e-commerce infrastructure; and (iv) other marketing initiatives.

Research and development expenses were $401 thousand for the first quarter 2022, a $203 thousand increase from $198 thousand for the same period in 2021. The increase was primarily related to activities in the migraine treatment area and initiation of double-blind randomized controlled trial for post-operative pain relief following sinus surgery.

General and administrative expenses were $1.2 million for the first quarter 2022, compared to $581 thousand in the same period 2021. The increase of $645 thousand was primarily attributable to D&O insurance, audit fees, consulting fees and other professional services to upgrade the corporate and finance functions to public company standards.

As of March 31, 2022, the company had cash and cash equivalents of approximately $10.8 million compared to approximately $13.0 million on December 31, 2021.

Conference Call:

Management will host a conference call on Monday, May 16, 2022, at 4:30 p.m. Eastern Time to discuss the company’s first quarter 2022 financial results and provide a business update.

The conference call will be available via telephone by dialing toll free 888-506-0062 for local callers; or 973-528-0011 for international callers and using entry code 535202.

The conference call will also be available via Webcast link:

https://www.webcaster4.com/Webcast/Page/2865/45466.

An audio replay of the call will be available from the “Recent Press” page on the Tivic Health website at

https://tivichealth.com/investor/.

About Tivic Health

Tivic Health Systems, Inc. is a commercial-phase health technology company delivering non-invasive bioelectronic treatments that provide consumers a choice in the treatment of inflammation and related conditions. For more information visit https://tivichealth.com @TivicHealth.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Additional information concerning Tivic Health and its business, including a discussion of factors that could materially affect the company operating results, is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022, under the heading “Risk Factors,” as well as the company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Media Contact:

Cheryl Delgreco

Cheryl.Delgreco@tivichealth.com

617-429-6749

Investor Contact:

ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets (Unaudited)

March 31, 2022 and December 31, 2021

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$10,801	$12,975
Accounts receivable, net	117	92
Inventory, net	447	429
Prepaid expenses and other current assets	633	793
Total current assets	11,998	14,289
Property and equipment, net	16	11
Right-of-use assets, operating lease	647	687
Other assets	33	49
Total assets	$12,694	$15,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$625	$789
Other accrued expenses	304	267
Operating lease liability, current	168	163
Total current liabilities	1,097	1,219
Operating lease liability	504	545
Total liabilities	1,601	1,764
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 9,715,234 shares issued and outstanding at March 31, 2022 and December 31, 2020, respectively	1	1
Additional paid in capital	32,878	32,817
Accumulated deficit	(21,786)	(19,546)
Total stockholders’ equity	11,093	13,272
Total liabilities and stockholders’ equity	$12,694	$15,036

Tivic Health Systems, Inc.

Condensed Statements of Operations (Unaudited)

Three Months Ended March 31, 2022 and 2021

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenue	$428	$323
Cost of sales	358	301
Gross profit	70	22
Operating expenses:
Research and development	401	198
Sales and marketing	684	300
General and administrative	1,226	581
Total operating expenses	2,311	1,079
Loss from operations	(2,241)	(1,057)
Other income (expense):
Interest expense	—	(274)
Change in fair value of derivative liabilities	—	(27)
Other income	1	2
Total other income (expense)	1	(299)
Loss before provision for income taxes	(2,240)	(1,356)
Net loss and comprehensive loss	$(2,240)	$(1,356)
Net loss per share - basic and diluted	$(0.23)	$(0.58)
Weighted-average number of shares - basic and diluted	9,715,234	2,334,479